EXHIBIT 99.1

NEWS RELEASE for May 5, 2004 at 7:30 AM EDT

Contact:	Allen & Caron Inc
Jill Bertotti (investors)
jill@allencaron.com
Len Hall (media)
len@allencaron.com
(949) 474-4300

AMERIGON REPORTS FIRST QUARTER RESULTS

Revenues Up 71 Percent from Prior Year Period, Second Consecutive Profitable Quarter

DEARBORN, MI (May 5, 2004) . .. . Amerigon Incorporated (Nasdaq:ARGN) today reported strong year-over-year improvements in top- and bottom-line performance for its first quarter ended March 31, 2004. Revenues increased 71 percent from the prior year period, gross margins improved and the Company posted its second consecutive quarterly profit. President and Chief Executive Officer Daniel R. Coker said the first quarter results reflect a continuation of the operational strength exhibited in the latter half of 2003 and ongoing demand for the Company’s patented Climate Control Seat™ (CCS™) systems remaining strong.

Revenues for the 2004 first quarter were $9.0 million with net income of $301,000, or $0.02 per basic share and $0.01 per fully diluted share, compared to revenues in last year’s first quarter of $5.2 million with a net loss of $925,000, or a $0.09 loss per share. Gross margins as a percentage of revenues for this year’s first quarter improved to 23.3 percent, up from 20.5 percent for the prior year period. The 2004 first quarter results included approximately $67,000 of development expense for the Company’s BSST subsidiary that was not fully reimbursed by BSST customers.

“We continue to see strong demand for CCS by automotive manufacturers and consumers as evidenced by the solid year-over-year growth in quarterly revenues and unit shipment volume,” Coker said. “This year’s first quarter shipments of CCS increased by 75 percent to 140,000 units from 80,000 units in the 2003 first quarter, and at the end of the first quarter of this year we marked a significant milestone with the shipment of our millionth CCS system. Revenues in the 2004 first quarter benefited from higher shipments of our heated and cooled seat systems for four previously announced vehicles that began shipments late in 2003 – the Cadillac XLR, Cadillac Escalade ESV, the Mercury Monterey minivan and the Nissan Cima luxury sedan.”

Coker said that this year’s first quarter revenues reflected increased CCS shipments for the Lincoln Navigator and Ford Expedition Sports Utility Vehicles, and the availability of CCS as an option for both front and rear seats in the Lexus LS430.

“In addition to our focus on expanding our penetration of the markets in the U.S. and Asia, we are beginning to see progress in our efforts to win vehicle programs is Europe,” Coker added. “Based on this year’s first quarter, we remain on track to achieve 25 to 35 percent revenue growth for 2004 and to achieve our goal of being profitable for the year.”

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AMERIGON REPORTS FIRST QUARTER RESULTS

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Selling, general and administrative (SG&A) expenses in this year’s first quarter increased 12 percent to $1.2 million in the first quarter of 2004 compared to the prior year period as the Company added headcount to support domestic and international customer service and marketing efforts.

Research and development expenses for the first quarter of 2004 decreased 34 percent to $622,000 from $945,000 in the prior year period. This decrease was due primarily to lower prototype costs associated with the Company’s next generation CCS system, MTM™, which was launched in the latter part of 2003 and to customer funding received by Amerigon’s subsidiary, BSST, totaling $276,000 during the quarter. This customer funding sustains BSST’s development of advanced thermoelectric technology and reduces significantly the Amerigon financial support required.

The March 31, 2004 balance sheet showed cash and cash equivalents of $2.5 million, total assets of $11.3 million, shareholder equity of $5.0 million and no bank debt.

There are currently 14 popular vehicle lines from five major automotive manufacturers offering CCS, up from 12 vehicle models and four manufacturers in the 2003 first quarter. By the end of this year’s first quarter, Amerigon had shipped one million CCS systems since shipments began in late 1999. The vehicle lines currently offering CCS are the Lincoln Navigator SUV, the Lexus LS 430 luxury sedan, the Toyota Celsior luxury sedan, the Infiniti M45 luxury sports sedan, the Ford Expedition SUV Eddie Bauer edition, the Lincoln Aviator SUV, the Infiniti Q45 luxury sedan, the Lincoln LS luxury sedan, the Cadillac XLR roadster, Cadillac Escalade ESV SUV, Mercury Monterey minivan, Cadillac Sedan Deville, Hyundai Equus luxury sedan and the Nissan Cima luxury sedan.

Conference Call

As previously announced, Amerigon is conducting a conference call to review the financial results today at 11:30 AM EDT (Eastern). The dial-in number for the call is 1-888-694-4728. A live webcast and archive of the call can be accessed at www.viavid.net.

About Amerigon

Amerigon designs, develops and markets its proprietary Climate Control Seat™ (CCS™) products for sale to automotive and truck original equipment manufacturers (OEMs). CCS enhances individual driver and passenger comfort in virtually all climatic conditions by providing cooling and heating to seat occupants, as desired, through an active thermoelectric-based temperature management system. Amerigon’s subsidiary, BSST, is engaged in developing thermoelectric devices (TED) with more efficiency than currently available devices and has development contracts with several partners to expand the market for TED-based automotive and non-automotive products. Amerigon maintains sales and technical support centers in Los Angeles, Detroit, Japan, Germany and England.

Certain matters discussed in this release are forward-looking statements that involve risks and uncertainties, and actual results may be different. Important factors that could cause the Company’s actual results to differ materially from its expectations in this release are risks that sales may not significantly increase, that necessary additional financing may be unavailable, and that adverse conditions in the automotive industry may adversely affect its results. The liquidity and trading price of its common stock may be negatively affected by these and other factors. Please also refer to the Amerigon’s Securities and Exchange Commission filings and reports, including but not limited to its Form 10-Q for the period ending March 31, 2004 and its Form 10-K for the year ended December 31, 2003.

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AMERIGON REPORTS FIRST QUARTER, 2004 RESULTS

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AMERIGON INCORPORATED

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2004	2003
Product revenues	$8,961	$5,246
Cost of sales	6,873	4,171

Gross margin	2,088	1,075

Operating costs and expenses:
Research and development	622	945
Selling, general and administrative	1,216	1,084

Total operating costs and expenses	1,838	2,029

Operating income (loss)	215	(954)

Interest income	1	—
Interest expense	—	(23)
Other income	50	52

Net income (loss)	$301	$(925)

Basic net income (loss) per share	$0.02	$(0.09)

Diluted net income (loss) per share	$0.01	$(0.09)

Weighted average number of common shares outstanding	12,420	10,771

Weighted average number of fully diluted shares	20,453	10,771

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AMERIGON REPORTS FIRST QUARTER, 2004 RESULTS

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AMERIGON INCORPORATED

CONSOLIDATED BALANCE SHEET

(In thousands, except share data)

	March 31, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current Assets:
Cash & cash equivalents	$2,456	$844
Accounts receivable, less allowance of $56 and $55, respectively	5,350	5,882
Inventory	1,692	2,498
Prepaid expenses and other assets	138	224

Total current assets	9,636	9,448

Property and equipment, net	1,229	1,300
Deferred exclusivity fee	219	293
Patent costs, net of accumulated amortization of $5 and $4 respectively	192	193

Total assets	$11,276	$11,234

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$3,966	$4,258
Accrued liabilities	906	868
Bank loan payable	—	—
Deferred manufacturing agreement – current portion	200	200

Total current liabilities	5,072	5,326

Deferred manufacturing agreement – long term portion	1,200	1,250
Minority interest in subsidiary	19	19

Total liabilities	6,291	6,595

Shareholders’ equity (deficit):
Preferred stock:
Series A – no par value; convertible; 9,000 shares authorized, 9,000 issued and outstanding at March 31, 2004 and December 31 2003; liquidation preference of $11,520 at March 31, 2004 and December 31, 2003	8,267	8,267
Common stock:
No par value; 30,000,000 shares authorized, 12,425,000 and 12,411,000 issued and outstanding at March 31, 2004 and December 31, 2003	46,803	46,758
Paid-in capital	20,180	20,180
Accumulated deficit	(70,265)	(70,566)

Total shareholders’ equity (deficit)	4,950	4,639

Total liabilities and shareholders’ equity (deficit)	$11,276	$11,234

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